Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Thomas Splaine (973) 924-5184
tsplaine@myinvestorsbank.com

Investors Bancorp, Inc. Announces Third Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - October 29, 2015 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $48.8 million and $137.1 million for the three and nine months ended September 30, 2015, respectively, compared to net income of $39.0 million and $88.6 million for the three and nine months ended September 30, 2014. Basic and diluted earnings per share were $0.15 for the three months ended September 30, 2015 compared to basic and diluted earnings per share of $0.11 for the three months ended September 30, 2014. Basic and diluted earnings per share were $0.41 for the nine months ended September 30, 2015 compared to $0.26 and $0.25, respectively, for the nine months ended September 30, 2014.

Net income for the 2015 periods include a $4.1 million tax benefit for a one-time discrete item related to a net operating loss carryforward from a previous acquisition. Excluding this item, net income for the three and nine months ended would have been $44.7 million and $133.0 million, respectively. Basic and diluted earnings per share for the three months ended September 30, 2015 would have been $0.14. Basic and diluted earnings per share for the nine months ended September 30, 2015 would have been $0.40 and $0.39, respectively.

Net income for the 2014 periods include one-time expense items totaling $20.5 million, net of tax related to the Company's second step capital offering. Excluding these one-time items, net income for the nine months ended September 30, 2014 would have been $109.1 million. Basic and diluted earnings per share for the nine months end September 30, 2014 would have been $0.32 and $0.31, respectively. (1)

Kevin Cummings, President and CEO commented, “This was another strong quarter as earnings and loans grew impressively. The combination of organic growth and share repurchases help to achieve our plans to grow and efficiently manage our capital levels. In August 2015, we completed the much anticipated conversion of the Bank's core operating system. This conversion will allow us to provide an additional level of service to our customers and bring efficiencies to current processes."

The Company announced today that the Board of Directors declared a cash dividend of $0.05 per share to stockholders of record as of November 10, 2015 payable on November 25, 2015.

The following represents performance highlights and significant events that occurred during the period:

•	Total assets increased $1.56 billion, or 8.3% to $20.33 billion at September 30, 2015, from $18.77 billion at December 31, 2014.

•
Net loans increased $1.27 billion, or 8.5%, to $16.15 billion at September 30, 2015 from $14.89 billion at December 31, 2014. During the nine months ended September 30, 2015, we originated $1.50 billion in multi-family loans, $795.3 million in commercial real estate loans, $574.6 million in commercial and industrial loans, $517.6 in residential loans, $172.1 million in consumer and other loans and $45.1 million in construction loans. In addition, for the three months ended September 30, 2015 the Company sold $347.3 million of residential loans resulting in a gain of $611,000.

•
Deposits increased by $1.17 billion, or 9.60% from $12.17 billion at December 31, 2014 to $13.34 billion at September 30, 2015. Core deposit accounts (savings, checking and money market) represent approximately 75% of total deposits as of September 30, 2015.

•
Net interest margin for the three months ended September 30, 2015 was 3.14% which was consistent with the quarter ended June 30, 2015. Net interest margin decreased 13 basis points compared to the quarter ended September 30, 2014.

•	The Company recorded a one time tax benefit of $4.1 million related to a net operating loss carryforward from a previous acquisition.

•	For the nine months ended September 30, 2015, the Company repurchased 25.3 million shares of its outstanding common stock for approximately $304.2 million.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $19.8 million, or 11.9%, to $186.9 million for the three months ended September 30, 2015 from $167.1 million for the three months ended September 30, 2014. This increase is attributed to the average balance of interest-earning assets increasing $2.45 billion, or 14.5%, to $19.29 billion for the three months ended September 30, 2015 from $16.84 billion for the three months ended September 30, 2014 as a result of organic growth. This was partially offset by the weighted average yield on interest-earning assets decreasing 9 basis points to 3.88% for the three months ended September 30, 2015 compared to 3.97% for the three months ended September 30, 2014.

Interest income on loans increased by $16.8 million, or 11.0%, to $169.2 million for the three months ended September 30, 2015 from $152.4 million for the three months ended September 30, 2014 as a result of a $1.91 billion, or 13.7%, increase in the average balance of net loans to $15.84 billion for the three months ended September 30, 2015 from $13.93 billion for the three months ended September 30, 2014. The increase is primarily attributed to the average balance of multi-family loans, commercial real estate loans and commercial and industrial loans increasing $1.25 billion, $728.3 million and $503.2 million, respectively, partially offset by the average balance of residential loans decreasing $591.5 million for the three months ended September 30, 2015. The weighted average yield on net loans decreased 11 basis points to 4.27% for the three months ended September 30, 2015 from 4.38% for the three months ended September 30, 2014. The decrease in the weighted average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment and the sale of $347.3 million of residential loans for the three months ended September 30, 2015. Prepayment penalties, which are included in interest income, increased to $6.4 million for the three months ended September 30, 2015 from $4.3 million for the three months ended September 30, 2014.

Interest income on all other interest-earning assets, excluding loans, increased by $3.0 million, or 20.6%, to $17.7 million for the three months ended September 30, 2015 from $14.7 million for the three months ended September 30, 2014. The increase is attributed to a $534.6 million increase in the average balance of all other interest-earning assets, excluding loans, to $3.45 billion for the three months ended September 30, 2015 from $2.91 billion for the three months ended September 30, 2014. In addition, the weighted average yield on interest-earning assets, excluding loans increased 4 basis points to 2.05% for the three months ended September 30, 2015 compared to 2.01% for the three months ended September 30, 2014.

Total interest and dividend income increased by $53.8 million, or 11.0%, to $543.6 million for the nine months ended September 30, 2015 from $489.8 million for the nine months ended September 30, 2014. This increase is attributed to the average balance of interest-earning assets increasing $2.58 billion, or 15.9%, to $18.79 billion for the nine months ended September 30, 2015 from $16.21 billion for the nine months ended September 30, 2014. This was partially offset by the weighted average yield on interest-earning assets decreasing 17 basis points to 3.86% for the nine months ended September 30, 2015 compared to 4.03% for the nine months ended September 30, 2014.

Interest income on loans increased by $45.9 million, or 10.2%, to $493.8 million for the nine months ended September 30, 2015 from $447.9 million for the nine months ended September 30, 2014, reflecting a $1.97 billion, or 14.5%, increase in the average balance of net loans to $15.52 billion for the nine months ended September 30, 2015 from $13.55 billion for the nine months ended September 30, 2014. The increase is primarily attributed to the average balance of multi-family loans, commercial real estate loans and commercial and industrial loans increasing $1.20 billion, $696.2 million and $407.9 million, respectively, partially offset by the average balance of residential loans decreasing $324.4 million for the nine months ended September 30, 2015. The weighted average yield on net loans decreased 17 basis points to 4.24% for the nine months ended September 30, 2015 from 4.41% for the nine months ended September 30, 2014. The decrease in the weighted average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $16.6 million for the nine months ended September 30, 2015 from $13.2 million for the nine months ended September 30, 2014.

Interest income on all other interest-earning assets, excluding loans, increased by $7.9 million, or 18.9%, to $49.8 million for the nine months ended September 30, 2015 from $41.9 million for the nine months ended September 30, 2014. The average balance of all other interest-earning assets, excluding loans, increased by $614.8 million to $3.28 billion for the nine months ended September 30, 2015 from $2.66 billion for the nine months ended September 30, 2014. This was partially offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 8 basis points to 2.02% for the nine months ended September 30, 2015 compared to 2.10% for the nine months ended September 30, 2014.

Interest Expense

Total interest expense increased by $6.4 million, or 21.9%, to $35.6 million for the three months ended September 30, 2015 from $29.2 million for the three months ended September 30, 2014. This increase is due to the average balance of total interest-bearing liabilities increasing by $2.27 billion, or 17.9%, to $14.91 billion for the three months ended September 30, 2015 from $12.64 billion for the three months ended September 30, 2014. In addition, the weighted average cost of total interest-bearing liabilities increased 4 basis points to 0.96% for the three months ended September 30, 2015 compared to 0.92% for the three months ended September 30, 2014.

Interest expense on interest-bearing deposits increased $4.2 million, or 28.8% to $18.7 million for the three months ended September 30, 2015 from $14.5 million for the three months ended September 30, 2014. This increase is attributed to the average balance of total interest-bearing deposits increasing $1.51 billion, or 14.9% to $11.67 billion for the three months ended September 30, 2015 from $10.16 billion for the three months ended September 30, 2014. In addition, the weighted average cost of interest-bearing deposits increased by 7 basis point to 0.64% for the three months ended September 30, 2015 from 0.57% for the three months ended September 30, 2014.

Interest expense on borrowed funds increased by $2.2 million, or 15.2%, to $17.0 million for the three months ended September 30, 2015 from $14.7 million for the three months ended September 30, 2014. The average balance of borrowed funds increased $756.6 million or 30.4%, to $3.25 billion for the three months ended September 30, 2015 from $2.49 billion for the three months ended September 30, 2014. This increase was offset by a decrease to the weighted average cost of borrowings to 2.09% for the three months ended September 30, 2015 from 2.37% for the three months ended September 30, 2014.

Total interest expense increased by $11.3 million, or 12.9%, to $99.3 million for the nine months ended September 30, 2015 from $88.0 million for the nine months ended September 30, 2014. This increase is attributed to the average balance of total interest-bearing liabilities increasing by $1.57 billion, or 12.2%, to $14.44 billion for the nine months ended September 30, 2015 from $12.87 billion for the nine months ended September 30, 2014. In addition, the weighted average cost of total interest-bearing liabilities increased 1 basis point to 0.92% for the nine months ended September 30, 2015 from 0.91% at September 30, 2014.

Interest expense on interest-bearing deposits increased $7.9 million, or 18.2%, to $51.1 million for the nine months ended September 30, 2015 from $43.2 million for the nine months ended September 30, 2014. This increase is attributed to the average balance of total interest-bearing deposits increasing $1.24 billion, or 12.3% to $11.30 billion for the nine months ended September 30, 2015 from $10.06 billion for the nine months ended September 30, 2014. In addition, the average cost of interest-bearing deposits increased 3 basis point to 0.60% for the nine months ended September 30, 2015 from 0.57% for the nine months ended September 30, 2014.

Interest expense on borrowed funds increased by $3.5 million, or 7.8%, to $48.2 million for the the nine months ended September 30, 2015 from $44.7 million for the nine months ended September 30, 2014. The average balance of borrowed funds increased $329.8 million or 11.7%, to $3.14 billion for the nine months ended September 30, 2015 from $2.81 billion for the nine months ended September 30, 2014. This was partially offset by the weighted average cost of borrowings decreasing 7 basis points to 2.05% for the nine months ended September 30, 2015 from 2.12% for the nine months ended September 30, 2014.

Net Interest Income

Net interest income increased by $13.4 million, or 9.7%, to $151.3 million for the three months ended September 30, 2015 from $137.8 million for the three months ended September 30, 2014. The increase was primarily due to the average balance of interest earning assets increasing $2.45 billion to $19.29 billion at September 30, 2015 compared to $16.84 billion at September 30, 2014. This was partially offset by the average balance of our interest bearing liabilities increasing $2.27 billion to $14.91 billion at September 30, 2015 compared to $12.64 billion at September 30, 2014. In addition, the weighted average yield on our interest-earning assets decreased 9 basis points to 3.88% for the three months ended September 30, 2015 from 3.97% for the three months ended September 30, 2014 and the weighted average cost of our interest bearing liabilities increased 4 basis points to 0.96% for the three months ended September 30, 2015 from 0.92% at September 30, 2014. The net interest spread decreased by 13 basis points to 2.92% for the three months ended September 30, 2015 from 3.05% for the three months ended September 30, 2014 as the weighted average yield on interest earning assets declined 9 basis points and the weighted average cost of interest bearing liabilities increased 4 basis points.

Net interest income increased by $42.5 million, or 10.6%, to $444.3 million for the nine months ended September 30, 2015 from $401.8 million for the nine months ended September 30, 2014. The increase was primarily due to the average balance of interest earning assets increasing $2.58 billion to $18.79 billion at September 30, 2015 compared to $16.21 billion at September 30, 2014. This was partially offset by the average balance of our interest bearing liabilities increasing $1.57 billion to $14.44 billion at September 30, 2015 compared to $12.87 billion at September 30, 2014, as well as the weighted average yield on our interest-earning assets decreasing 17 basis points to 3.86% for the nine months ended September 30, 2015 from 4.03% for the nine months ended September 30, 2014. The net interest spread decreased by 18 basis points to 2.94% for the nine months ended September 30, 2015 from 3.12% for the nine months ended September 30, 2014 as the weighted average yield on interest earning assets declined 17 basis points and cost of interest bearing liabilities increased 1 basis point.

Non-Interest Income

Total non-interest income increased by $1.4 million, or 14.5% to $11.3 million for the three months ended September 30, 2015 from $9.9 million for the three months ended September 30, 2014. For the three months ended September 30, 2015 the Company recognized gain on security transactions of $933,000, resulting in an increase of $904,000 compared to the three months ended September 30, 2014. In addition, gain on loans increased $1.3 million which includes $611,000 attributable to the sale of $347.3 million of residential loans. Gains on other real estate owned increased $560,000 for the three months ended September 30, 2015. These increases were partially offset by decreases to fees and service charges and income on bank owned life insurance of $826,000 and $683,000, respectively, for the three months ended September 30, 2015.

Total non-interest income decreased by $562,000, or 1.8% to $31.4 million for the nine months ended September 30, 2015 from $32.0 million for the nine months ended September 30, 2014. The reduction is mainly attributed to decreases in fees and service charges and other income of $2.4 million and $1.0 million, respectively, for the nine months ended September 30, 2015. Included in other income for the nine months ended September 30, 2014 was a bargain purchase gain of $1.5 million, net of tax, relating to the acquisition of Gateway Community Financial Corp, the federally-chartered holding company for GCF Bank ("Gateway"), which was completed in January 2014. These decreases were partially offset by an increase in the gain on loans to $6.5 million for the nine months ended September 30, 2015 compared to $3.8 million for the nine months ended September 30, 2014.

Non-Interest Expenses

Total non-interest expenses increased by $9.3 million, or 12.2%, to $85.9 million for the three months ended September 30, 2015 from $76.6 million for the three months ended September 30, 2014. Compensation and fringe benefits increased $8.9 million for the three months ended September 30, 2015. This increase is primarily related to equity incentive expense of $4.5 million for the three months ended September 30, 2015. On June 23, 2015, the compensation committee approved restricted stock and stock option grants to employees, officers and directors of the Company, pursuant to the Investors Bancorp, Inc. 2015 Equity Incentive Plan. The remaining increase to compensation and fringe benefits relate to staff additions to support our continued growth as well as normal merit increases. Office occupancy and stationary, printing, supplies and telephone expense increased $816,000 and $803,000, respectively, for the three months ended September 30, 2015. For the three months ended September 30, 2015, stationary, printing, supplies and telephone expense included expenses for supplies to support our core conversion as well as mailings to customers in preparation of the conversion. These increases were offset by a decrease in FDIC insurance premium of $550,000 for the three months ended September 30, 2015 due to the continued improvement in asset quality and additional capital raised in the second step offering in May 2014.

Total non-interest expenses decreased by $23.3 million, or 8.8%, to $242.7 million for the nine months ended September 30, 2015 from $265.9 million for the nine months ended September 30, 2014. Compensation and fringe benefits increased $4.5 million for the nine months ended September 30, 2015, which included $4.8 million related to the 2015 Equity Incentive Plan. For the 2014 period, compensation expense includes a charge of $13.0 million related to the accelerated vesting of all stock option and restricted stock awards upon the completion of the second step capital offering in May 2014. Absent the acceleration in 2014 and the $4.8 in equity incentive expense for 2015, compensation and fringe benefits increased $12.7 million for the nine months ended September 30, 2015 related to staff additions to support our continued growth as well as normal merit increases. Contribution to charitable foundation represents the Company's contribution of $20.0 million to the Investors Charitable Foundation in conjunction with the second step capital offering in 2014. FDIC insurance premium decreased $4.8 million for the nine months ended September 30, 2015 due to the continued improvement in asset quality and additional capital raised in the second step offering. Data processing service fees decreased $2.9 million for the nine months ended September 30, 2015 to $16.8 million. Included in the nine months ended September 30, 2014 was $1.7 million of one time expense items related to acquisitions.

Income Taxes

Income tax expense was $22.9 million for the three months ended September 30, 2015, representing a 31.91% effective tax rate compared to income tax expense of $23.1 million for the three months ended September 30, 2014 representing a 37.17% effective tax rate. For the three months ended September 30, 2015, income tax expense includes a one time discrete item related to a NOL carryforward of $4.1 million. Excluding this discrete item, the effective tax rate for the three months ended September 30, 2015 would be 37.60%.

Income tax expense was $74.9 million for the nine months ended September 30, 2015, representing a 35.34% effective tax rate compared to income tax expense of $53.2 million for the nine months ended September 30, 2014 representing a 37.99% effective tax rate. Excluding this discrete item referenced above, the effective tax rate for the nine months ended September 30, 2015 would be 37.26%.

In April 2015, New York City changed their tax law to conform with that of New York State. As a result, the Company analyzed the impact of this change relative to its deferred tax positions. Based on that analysis, the Company revalued the deferred tax asset as of December 31, 2014 and applied the new adjusted tax rate for 2015. This analysis resulted in increasing our deferred tax asset by $5.6 million which is being recognized in the effective tax rate for 2015. While this analysis resulted in lowering the effective tax rate for 2015, this change will result in the Company's effective tax rate increasing in future periods.

Provision for Loan Losses

Our provision for loan losses was $5.0 million for the three months ended September 30, 2015 compared to $9.0 million for the three months ended September 30, 2014. For the three months ended September 30, 2015, net charge-offs were $505,000 compared to $4.0 million for the three months ended September 30, 2014. For the nine months ended September 30, 2015, our provision for loan losses was $21.0 million compared to $26.0 million for the nine months ended September 30, 2014. For the nine months ended September 30, 2015, net charge-offs were $2.8 million compared to $8.8 million for the nine months ended September 30, 2014. Our provision for the three and nine months ended September 30, 2015 is primarily a result of continued organic growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; and the level of non-performing loans.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the Company's acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank. The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014		September 30, 2014
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	135	$23.5	105	$21.5	128	$24.4	127	$23.4	113	$23.5
Construction	—	—	—	—	—	—	—	—	1	0.2
Multi-family	9	11.2	—	—	14	34.3	1	0.7	6	35.7
Commercial real estate	13	7.3	5	1.4	19	39.4	11	6.6	16	5.3
Commercial and industrial	9	2.9	3	2.2	8	6.2	4	0.8	5	2.2
Total 30 to 59 days past due	166	$44.9	113	$25.1	169	$104.3	143	$31.5	141	$66.9
60 to 89 days past due:
Residential and consumer	57	14.6	60	12.2	49	8.4	53	8.7	48	10.6
Construction	—	—	—	—	—	—	—	—	1	1.3
Multi-family	—	—	—	—	2	12.1	1	0.2	2	13.0
Commercial real estate	1	0.3	3	0.7	5	1.9	4	0.8	3	0.4
Commercial and industrial	3	0.9	—	—	4	5.7	2	0.4	3	0.5
Total 60 to 89 days past due	61	15.8	63	12.9	60	28.1	60	10.1	57	25.8
Total accruing past due loans	227	$60.7	176	$38.0	229	$132.4	203	$41.6	198	$92.7
Non-accrual:
Residential and consumer	521	99.8	422	86.6	423	88.0	406	84.2	383	85.9
Construction	5	1.0	3	0.9	7	4.3	7	4.4	6	12.8
Multi-family	5	3.0	6	4.1	5	3.9	2	3.0	1	1.9
Commercial real estate	38	13.8	36	12.9	35	11.6	36	13.9	29	14.6
Commercial and industrial	9	6.5	7	2.2	8	2.3	11	2.9	4	0.8
Total non-accrual loans	578	$124.1	474	$106.7	478	$110.1	462	$108.4	423	$116.0
Accruing troubled debt restructured loans	37	$25.2	48	$29.6	50	$31.5	55	$35.6	55	$35.2
Non-accrual loans to total loans		0.76%		0.68%		0.70%		0.72%		0.81%
Allowance for loan loss as a percent of non-accrual loans		175.97%		200.51%		189.02%		184.83%		164.68%
Allowance for loan losses as a percent of total loans		1.33%		1.36%		1.33%		1.33%		1.33%

Total non-accrual loans increased to $124.1 million at September 30, 2015 compared to $108.4 million at December 31, 2014. We continue to diligently resolve our troubled loans, however it takes a long period of time to resolve residential credits in our lending area. At September 30, 2015, our allowance for loan loss as a percent of total loans is 1.33%. At September 30, 2015, there were $47.7 million of loans deemed as troubled debt restructurings, of which $24.2 million were residential and consumer loans, $19.4 million were commercial real estate loans, $1.4 million were construction loans, $1.6 million were multi-family loans and $1.1 million were commercial and industrial loans. Troubled debt restructured loans in the amount of $25.2 million were classified as accruing and $22.5 million were classified as non-accrual at September 30, 2015.

The allowance for loan losses increased by $18.2 million to $218.5 million at September 30, 2015 from $200.3 million at December 31, 2014. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending and commercial and industrial loans. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area.

Balance Sheet Summary

Total assets increased by $1.56 billion, or 8.3%, to $20.33 billion at September 30, 2015 from $18.77 billion at December 31, 2014. Net loans increased $1.27 billion to $16.15 billion at September 30, 2015, while securities increased by $332.8 million, or 12.0%, to $3.10 billion at September 30, 2015 from $2.76 billion at December 31, 2014.

Net loans increased by $1.27 billion, or 8.5%, to $16.15 billion at September 30, 2015 from $14.89 billion at December 31, 2014. At September 30, 2015, total loans were $16.38 billion which included $5.88 billion in multi-family loans, $5.12 billion in residential loans, $3.78 billion in commercial real estate loans, $922.4 million in commercial and industrial loans, $479.0 million in consumer and other loans and $207.4 million in construction loans. During the nine months ended September 30, 2015, we originated $1.50 billion in multi-family loans, $795.3 million in commercial real estate loans, $574.6 million in commercial and industrial loans, $517.6 million in residential loans, $172.1 million in consumer and other loans and $45.1 million in construction loans.This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated $187.0 million for the nine months ended September 30, 2015 in residential mortgage loans that were sold to third party investors.

Securities, in the aggregate, increased by $332.8 million, or 12.0%, to $3.10 billion at September 30, 2015 from $2.76 billion at December 31, 2014. This increase was a result of purchases partially offset by paydowns.

Deposits increased by $1.17 billion, or 9.6%, from $12.17 billion at December 31, 2014 to $13.34 billion at September 30, 2015. Certificates of deposit increased $791.5 million to $3.36 billion at September 30, 2015 from $2.57 billion at December 31, 2014. Core deposits represent approximately 75% of our total deposit portfolio.

Borrowed funds increased by $592.4 million, or 21.4%, to $3.36 billion at September 30, 2015 from $2.77 billion at December 31, 2014 to help fund the continued growth of the loan portfolio.

Stockholders' equity decreased by $215.7 million to $3.36 billion at September 30, 2015 from $3.58 billion at December 31, 2014. The decrease is primarily attributed to the repurchase of 25.3 million shares of common stock for $304.2 million as well as cash dividends of $0.20 per share totaling $70.5 million for the nine months ended September 30, 2015. These decreases are offset by an increase related to net income of $137.1 million for the nine months ended September 30, 2015.
About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2015 operates from its corporate headquarters in Short Hills, New Jersey and 137 offices located throughout New Jersey and New York.

Earnings Conference Call October 30, 2015 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call on Friday, October 30, 2015 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10074360
A telephone replay will be available beginning on October 30, 2015 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on January 28, 2016. The replay number is (877) 344-7529 password 10074360. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our the " Risk Factors" disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
(1) Please refer to the Non GAAP Reconciliation for details pertaining to adjustments.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2015 and December 31, 2014

	September 30, 2015	December 31, 2014
	(unaudited)
Assets	(In thousands)

Cash and cash equivalents	$161,613	230,961
Securities available-for-sale, at estimated fair value	1,298,464	1,197,924
Securities held-to-maturity, net (estimated fair value of $1,865,137 and $1,609,365 at September 30, 2015 and December 31, 2014, respectively)	1,796,779	1,564,479
Loans receivable, net	16,152,763	14,887,570
Loans held-for-sale	7,910	6,868
Federal Home Loan Bank stock	182,850	151,287
Accrued interest receivable	61,179	55,267
Other real estate owned	6,643	7,839
Office properties and equipment, net	168,458	160,899
Net deferred tax asset	227,451	231,898
Bank owned life insurance	158,165	161,609
Goodwill and intangible assets	106,839	106,705
Other assets	2,212	10,333
Total assets	$20,331,326	18,773,639
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$13,341,158	12,172,326
Borrowed funds	3,358,553	2,766,104
Advance payments by borrowers for taxes and insurance	144,522	69,893
Other liabilities	124,909	187,461
Total liabilities	16,969,142	15,195,784
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued and 340,642,380 outstanding at September 30, 2015; 359,070,852 issued and 358,012,895 outstanding at December 31, 2014	3,591	3,591
Additional paid-in capital	2,779,175	2,863,108
Retained earnings	908,740	836,639
Treasury stock, at cost; 18,428,472 shares at September 30, 2015; 1,057,957 shares at December 31, 2014	(223,040)	(11,131)
Unallocated common stock held by the employee stock ownership plan	(88,396)	(91,948)
Accumulated other comprehensive loss	(17,886)	(22,404)
Total stockholders' equity	3,362,184	3,577,855
Total liabilities and stockholders' equity	$20,331,326	18,773,639

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$169,216	152,397	493,783	447,899
Securities:
Government-sponsored enterprise obligations	11	12	34	35
Mortgage-backed securities	14,171	11,704	40,374	31,808
Equity	25	24	73	89
Municipal bonds and other debt	1,535	1,339	4,151	4,142
Interest-bearing deposits	68	70	124	379
Federal Home Loan Bank stock	1,871	1,512	5,046	5,420
Total interest and dividend income	186,897	167,058	543,585	489,772
Interest expense:
Deposits	18,664	14,489	51,112	43,245
Borrowed funds	16,959	14,724	48,205	44,728
Total interest expense	35,623	29,213	99,317	87,973
Net interest income	151,274	137,845	444,268	401,799
Provision for loan losses	5,000	9,000	21,000	26,000
Net interest income after provision for loan losses	146,274	128,845	423,268	375,799
Non-interest income
Fees and service charges	4,347	5,173	12,949	15,330
Income on bank owned life insurance	949	1,632	2,961	3,598
Gain on loans, net	2,138	856	6,461	3,764
Gain on securities transactions	933	29	1,017	669
Gain on sales of other real estate owned, net	830	270	1,141	733
Other income	2,109	1,912	6,896	7,893
Total non-interest income	11,306	9,872	31,425	31,987
Non-interest expense
Compensation and fringe benefits	49,024	40,137	137,700	133,166
Advertising and promotional expense	3,260	3,046	8,532	9,001
Office occupancy and equipment expense	12,856	12,040	37,398	37,023
Federal insurance premiums	2,200	2,750	6,800	11,550
Stationery, printing, supplies and telephone	1,742	939	3,379	3,335
Professional fees	3,880	4,121	11,593	11,685
Data processing service fees	5,979	6,381	16,775	19,686
Contribution to charitable foundation	—	—	—	20,000
Other operating expenses	6,980	7,170	20,489	20,492
Total non-interest expenses	85,921	76,584	242,666	265,938
Income before income tax expense	71,659	62,133	212,027	141,848
Income tax expense	22,865	23,092	74,924	53,204
Net income	$48,794	39,041	137,103	88,644
Basic earnings per share	$0.15	$0.11	$0.41	$0.26

Diluted earnings per share	$0.15	$0.11	$0.41	$0.25
Weighted average shares outstanding:
Basic	324,065,364	343,493,691	333,786,211	344,494,901
Diluted	327,193,519	346,773,543	337,005,469	348,112,740

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	September 30, 2015			September 30, 2014
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$224,276	68	0.12%	$253,280	70	0.11%
Securities available-for-sale	1,274,256	5,759	1.81%	1,069,550	4,715	1.76%
Securities held-to-maturity	1,772,043	9,983	2.25%	1,449,443	8,364	2.31%
Net loans	15,843,434	169,216	4.27%	13,931,314	152,397	4.38%
Federal Home Loan Bank stock	177,616	1,871	4.21%	141,283	1,512	4.28%
Total interest-earning assets	19,291,625	186,897	3.88%	16,844,870	167,058	3.97%
Non-interest earning assets	773,225			729,113
Total assets	$20,064,850			$17,573,983

Interest-bearing liabilities:
Savings	$2,178,877	1,732	0.32%	$2,219,351	1,679	0.30%
Interest-bearing checking	2,632,445	2,255	0.34%	2,596,455	2,364	0.36%
Money market accounts	3,571,504	5,602	0.63%	2,255,112	3,059	0.54%
Certificates of deposit	3,283,262	9,075	1.11%	3,084,715	7,387	0.96%
Total interest bearing deposits	11,666,088	18,664	0.64%	10,155,633	14,489	0.57%
Borrowed funds	3,245,751	16,959	2.09%	2,489,116	14,724	2.37%
Total interest-bearing liabilities	14,911,839	35,623	0.96%	12,644,749	29,213	0.92%
Non-interest bearing liabilities	1,766,491			1,388,052
Total liabilities	16,678,330			14,032,801
Stockholders' equity	3,386,520			3,541,182
Total liabilities and stockholders' equity	$20,064,850			$17,573,983

Net interest income		$151,274			$137,845

Net interest rate spread			2.92%			3.05%

Net interest earning assets	$4,379,786			$4,200,121

Net interest margin			3.14%			3.27%

Ratio of interest-earning assets to total interest-bearing liabilities	1.29	X		1.33	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For the Nine Months Ended
	September 30, 2015			September 30, 2014
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$203,336	124	0.08%	$350,906	379	0.14%
Securities available-for-sale	1,236,175	16,675	1.80%	922,108	13,254	1.92%
Securities held-to-maturity	1,668,829	27,957	2.23%	1,235,518	22,820	2.46%
Net loans	15,515,391	493,783	4.24%	13,549,571	447,899	4.41%
Federal Home Loan Bank stock	171,194	5,046	3.93%	156,209	5,420	4.63%
Total interest-earning assets	18,794,925	543,585	3.86%	16,214,312	489,772	4.03%
Non-interest earning assets	768,739			731,942
Total assets	$19,563,664			$16,946,254

Interest-bearing liabilities:
Savings	$2,275,965	5,026	0.29%	$2,234,224	4,998	0.30%
Interest-bearing checking	2,694,033	7,110	0.35%	2,394,235	6,274	0.35%
Money market accounts	3,504,684	17,538	0.67%	2,149,500	8,687	0.54%
Certificates of deposit	2,824,479	21,438	1.01%	3,284,864	23,286	0.95%
Total interest bearing deposits	11,299,161	51,112	0.60%	10,062,823	43,245	0.57%
Borrowed funds	3,141,608	48,205	2.05%	2,811,826	44,728	2.12%
Total interest-bearing liabilities	14,440,769	99,317	0.92%	12,874,649	87,973	0.91%
Non-interest bearing liabilities	1,637,013			1,531,646
Total liabilities	16,077,782			14,406,295
Stockholders' equity	3,485,882			2,539,959
Total liabilities and stockholders' equity	$19,563,664			$16,946,254

Net interest income		$444,268			$401,799

Net interest rate spread			2.94%			3.12%

Net interest earning assets	$4,354,156			$3,339,663

Net interest margin			3.15%			3.30%

Ratio of interest-earning assets to total interest-bearing liabilities	1.30	X		1.26	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	September 30,
	2015	2014

Return on average assets	0.97%	0.89%
Return on average equity	5.76%	4.41%
Return on average tangible equity	5.95%	4.55%
Interest rate spread	2.92%	3.05%
Net interest margin	3.14%	3.27%
Efficiency ratio	52.85%	51.85%
Non-interest expense to average total assets	1.71%	1.74%
Average interest-earning assets to average interest-bearing liabilities	1.29	1.33

	For the Nine Months Ended
	September 30,
	2015	2014

Return on average assets	0.93%	0.70%
Return on average equity	5.24%	4.65%
Return on average tangible equity	5.41%	4.86%
Interest rate spread	2.94%	3.12%
Net interest margin	3.15%	3.30%
Efficiency ratio	51.01%	61.31%
Efficiency ratio, adjusted (1)	51.01%	53.70%
Non-interest expense to average total assets	1.65%	2.09%
Average interest-earning assets to average interest-bearing liabilities	1.30	1.26

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	September 30, 2015	December 31, 2014

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.77%	0.81%
Non-performing loans as a percent of total loans	0.91%	0.95%
Allowance for loan losses as a percent of non-accrual loans	175.97%	184.83%
Allowance for loan losses as a percent of total loans	1.33%	1.33%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (2)	17.33%	18.26%
Tier 1 risk-based capital (to risk weighted assets) (2)	16.08%	17.01%

Tier 1 leverage (core) capital (to adjusted tangible assets) (2)	12.57%	12.79%
Equity to total assets (period end)	16.54%	19.06%
Average equity to average assets	17.82%	16.16%
Tangible capital (to tangible assets)	16.10%	18.60%
Book value per common share (1)	$10.27	$10.39
Tangible book value per common share (1)	$9.95	$10.08

Other Data:
Number of full service offices	137	132
Full time equivalent employees	1,768	1,682

(1) See Non GAAP Reconciliation.
(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

	At the period ended
	September 30, 2015	December 31, 2014

Total stockholders' equity	$3,362,184	3,577,855
Goodwill and intangible assets	106,839	106,705
Tangible stockholders' equity	$3,255,345	3,471,150

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852
Treasury shares	(18,428,472)	(1,057,957)
Shares Outstanding	340,642,380	358,012,895
Unallocated ESOP shares	(13,381,970)	(13,737,243)
Book value shares	327,260,410	344,275,652

Book Value Per Share	$10.27	$ 10.39

Tangible Book Value per Share	$9.95	$ 10.08

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

Net Income, Basic and Diluted EPS, as adjusted
	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014

Net Income	$48,794	39,041	$137,103	88,644

Compensation and fringe benefits (1)	—	—	—	13,013
Contribution to charitable foundation (2)	—	—	—	20,000
Total one time items	—	—	—	33,013
Effective tax rate	31.91%	37.17%	35.34%	37.99%
One time items, net tax	—	—	—	20,472

Tax adjustment (3)	(4,076)	—	(4,076)	—

Adjusted Net Income	$44,718	39,041	$133,027	109,116
Adjusted effective tax rate	37.60%	37.17%	37.26%	37.99%

Adjusted basic earnings per share	$0.14	$0.11	$0.40	$0.32
Adjusted diluted earnings per share	$0.14	$0.11	0.39	$0.31

Weighted average shares outstanding:
Basic	324,065,364	343,493,691	333,786,211	344,494,901
Diluted	327,193,519	346,773,543	337,005,469	348,112,740

Efficiency Ratio, as adjusted
	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Total non-interest expense	$85,921	$76,584	$242,666	$265,938
Net interest income	151,274	137,845	444,268	401,799
Total non-interest income	11,306	9,872	31,425	31,987

Efficiency Ratio	52.85%	51.85%	51.01%	61.31%

Compensation and fringe benefits (1)	—	—	—	13,013
Contribution to charitable foundation (2)	—	—	—	20,000
Adjusted Non-Interest Expense	$85,921	$76,584	$242,666	$232,925

Adjusted Efficiency Ratio	52.85%	51.85%	51.01%	53.70%

(1) Compensation expense includes a one time item related to the accelerated vesting of all stock option and restricted stock plans upon the completion of the second step capital transaction on May 7, 2014.

(2) Represents the Company's contribution of $20 million to the Investors Charitable Foundation upon the completion of its second step capital transaction, comprised of 1,000,000 shares of common stock and $10 million in cash.

(3) Represents a tax benefit related to a net operating loss carryforward related to a prior acquisition recognized in the third quarter of 2015.